Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-43530 and 333-58976

EXPLANATORY NOTE

This prospectus supplement and the accompanying prospectus (collectively, the “Prospectus”) are identical to the prospectus supplement and the related prospectus filed jointly by Equity Office Properties Trust and EOP Operating Limited Partnership with the Securities and Exchange Commission on June 14, 2004. The Prospectus is being re-filed solely for the purpose of correcting the registration statement file numbers under which the Prospectus was initially filed. The EDGAR submission header for the initial filing incorrectly reflected registration statement file numbers 333-116202 and 333-116202-01. The correct registration statement file numbers are 333-58976 and 333-58976-01.

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 20, 2001)

EOP Operating Limited Partnership

$500,000,000 EOP InterNotes®

Fully and Unconditionally Guaranteed by

Equity Office Properties Trust

      We may offer to sell our EOP Operating Limited Partnership InterNotes®, which we refer to in this prospectus supplement and the applicable pricing supplement as the “EOP InterNotes,” from time to time. The notes will be unsecured and unsubordinated indebtedness and will rank equally with all of EOP Partnership’s other unsecured and unsubordinated indebtedness from time to time outstanding. The specific terms of the notes will be determined at the time of sale and described in a pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before making a decision to invest in the notes.

      Equity Office Properties Trust, the general partner of EOP Partnership, will guarantee all payments due on the notes. The guarantee will be an unsecured and unsubordinated obligation of Equity Office and will rank equally with all of Equity Office’s other unsecured and unsubordinated obligations from time to time outstanding. However, Equity Office has no material assets other than its investment in EOP Partnership.
      We may offer the notes to or through agents for resale. If all of the notes are sold to or through the agents, we expect to receive proceeds ranging from $499,000,000 to $484,250,000, after paying agent discounts and commissions of between $1,000,000 and $15,750,000. The agents are not required to sell any specific amount of notes but will use their reasonable best efforts to sell the notes from time to time. We also may offer the notes directly. We have not set a date for termination of our offering.
      The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity without any notice at any time. Unless otherwise specified in the applicable pricing supplement, we do not intend to apply for listing of the notes on any securities exchange.

       Investing in the securities involves certain risks, including those described in the “Risk Factors” section beginning on page S-4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

Joint Lead Managers and Lead Agents

Banc of America Securities LLC	Incapital LLC

Agents

Charles Schwab & Co., Inc.	Citigroup

Edward D. Jones & Co., L.P.	Merrill Lynch & Co.

Morgan Stanley	UBS Financial Services, Inc.

Wachovia Securities, LLC

Prospectus Supplement dated June 10, 2004.

InterNotes® is a registered servicemark of Incapital Holdings LLC

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. We have not, and the agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the agents are not, making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement, as well as information filed by us with the Securities and Exchange Commission and incorporated by reference in these documents, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since then.

     Unless otherwise indicated or the context require otherwise, references in this prospectus supplement and any pricing supplement to “we,” “us,” “our” and “EOP Partnership” are to EOP Operating Limited Partnership and references to “Equity Office” are to “Equity Office Properties Trust.”

SUMMARY

      This section summarizes the legal and financial terms of the notes which are described in more detail in “Description of Notes and Guarantee” beginning on page S-8. Final terms of any particular notes will be determined at the time of sale and will be contained in the pricing supplement relating to those notes. The terms in that pricing supplement may vary from and supersede the terms contained in this summary and in “Description of Notes and Guarantee.” In addition, you should read the more detailed information appearing elsewhere in, or incorporated by reference in, this prospectus supplement, the accompanying prospectus and in the applicable pricing supplement.

Issuer	EOP Operating Limited Partnership, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606; phone (312) 466-3300

Guarantor	Equity Office Properties Trust, the general partner of EOP Partnership, will fully and unconditionally guarantee all payments due on the notes.

Purchasing Agent	Incapital LLC

Joint Lead Managers and Lead Agents	Banc of America Securities LLC and Incapital LLC

Agents	Charles Schwab & Company, Incorporated
Citigroup Global Markets Inc.
Edward D. Jones & Co., L.P.
Merrill Lync h, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. Incorporated
UBS Financial Services, Inc.
Wachovia Securities, LLC

Title of Notes	EOP InterNotes®

Amount	We may issue initially up to $500,000,000 aggregate principal amount of notes in connection with this prospectus supplement. We may issue additional EOP InterNotes® or other indebtedness in the future without the consent of or notice to noteholders.

Denominations	The notes will be issued and sold in denominations of $1,000 and multiples of $1,000 (unless otherwise stated in the applicable pricing supplement).

Status	The notes will be our unsecured and unsubordinated indebtedness and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Equity Office’s obligations under the guarantee are unsecured and unsubordinated and will rank equally with all other unsecured and unsubordinated obligations of Equity Office from time to time outstanding. However, Equity Office has no material assets other than its investment in EOP Partnership.

Maturities	Each note will mature nine months or more from its date of original issuance.

Interest	Each note will bear interest from its date of original issuance at a fixed or floating rate. Any floating rate of interest applicable to a note would be based upon one or more of the following indices:

• LIBOR;

• the treasury rate;

• the federal funds rate;

• the prime rate; or

• any other index described in the applicable pricing supplement.

Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the stated maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repaid prior to its stated maturity date in accordance with its terms.

Principal	The principal amount of each note will be payable on its stated maturity date against presentation and surrender at the corporate trust office of the paying agent or at any other place we may designate. The notes will not be subject to any sinking fund.

Redemption	Unless otherwise stated in the applicable pricing supplement, a note will not be redeemable at our option prior to its stated maturity date.

Repayment; Survivor’s Option	Unless otherwise stated in the applicable pricing supplement, a note will not be repayable at the option of the holder prior to its stated maturity date. In addition, specific notes may contain a provision permitting the optional repayment of those notes prior to their stated maturity dates, if requested by the authorized representative of the beneficial owner of the notes, following the death of the beneficial owner of the notes, so long as the notes were owned by the beneficial owner, including his or her estate, at least six months prior to the request. This provision is referred to as a “Survivor’s Option.” Your notes will not be entitled to a Survivor’s Option unless the applicable pricing supplement otherwise states. The right to exercise the Survivor’s Option is subject to limits set by us on (1) the permitted dollar amount of exercises on behalf of all deceased beneficial owners of notes in any calendar year, and (2) the permitted dollar amount of exercises on behalf of an individual deceased beneficial owner of a note in any calendar year. Additional details on the Survivor’s Option are described in the section entitled “Description of Notes and Guarantee — Survivor’s Option” on page S-18.

Sale and Clearance	We will sell notes in the United States only. Notes will be issued in book-entry form only and will clear through The Depository Trust Company, or DTC. We will not issue notes in certificated form except in limited circumstances described in the section entitled “Registration and Settlement — The Depository Trust Company.”

Trustee	The trustee for the notes is BNY Midwest Trust Company. The indenture governing the notes is dated as of August 29, 2000, as amended by the first supplemental indenture dated as of June 18, 2001.

Selling Group	The agents and dealers comprising the selling group are broker-dealers and securities firms. The agents, including the purchasing agent, have entered into a selling agent agreement with us and Equity Office, dated June 10, 2004. Dealers who are members of the selling group have executed a master selected dealer agreement with the purchasing agent. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may contact the purchasing agent at info@incapital.com for a list of selling group members.

Ratios of Earnings to Fixed Charges	The ratios of earnings to fixed charges of each of EOP Partnership and Equity Office for the three months ended March 31, 2004 and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 were 1.5x, 1.6x, 2.0x, 1.7x, 1.9x and 1.9x, respectively. See “Ratios of Earnings to Fixed Charges.”

RISK FACTORS

      Your investment in the notes will involve certain risks, all of which are not described herein. You should, in consultation with your own financial and legal advisors, carefully consider all of the matters that are relevant to making a decision to invest in the notes, including the risks relating to the businesses of EOP Partnership and Equity Office contained in Current Reports on Form 8-K filed by EOP Partnership and Equity Office with the Securities and Exchange Commission on March 22, 2004 and any other documents incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement, as well as the risks relating to the notes described below and the other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. The notes are not an appropriate investment for you if you are not knowledgeable about significant features of the notes or financial matters in general. You should not purchase the notes unless you understand, and know that you can bear, the risks relating to an investment in the notes.

The market value of the notes may be affected by factors in addition to our creditworthiness and credit ratings.

      Our creditworthiness and any credit ratings that are assigned to the notes may not reflect the potential impact of all risks on the market value of the notes. Many factors independent of our creditworthiness and any credit ratings assigned to the notes affect the market value of your notes. Those factors include, among others:

•	the method of calculating the principal and interest for the notes;

•	the time remaining to the stated maturity date of the notes;

•	the outstanding principal amount of the notes;

•	the redemption or repayment features of the notes; and

•	the level, direction and volatility of interest rates generally.

      As a result, the market value of your notes is likely to fluctuate even if our creditworthiness and any credit ratings assigned to the notes remain unchanged.

We may choose to redeem notes when prevailing interest rates are relatively low.

      If your notes are redeemable at our option, we may choose to redeem your notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell, and any sales price for, your notes as the optional redemption date or period approaches.

Any Survivor’s Option may be limited in amount.

      If your notes are entitled to a Survivor’s Option, we will have a discretionary right to limit the aggregate principal amount of notes subject to that Survivor’s Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the outstanding principal amount of all notes outstanding as of the end of the most recent calendar year. We also will have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes subject to the Survivor’s Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of notes. Accordingly, we cannot assure you that exercise of a Survivor’s Option for the desired amount will be permitted in any single calendar year. Furthermore, a Survivor’s Option may not be exercised if the notes were not owned by the beneficial owner thereof, including his or her estate, for at least six months prior to the request to exercise that Survivor’s Option.

The yield on floating rate notes will be impacted by various matters.

      If your notes bear interest at a floating rate, there will be significant risks not associated with an investment in a conventional fixed rate debt security. These risks include fluctuation of market interest rates and the fact that you will receive a lower amount of interest on your notes if the related interest rate index declines, thereby adversely affecting the yield on your notes. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, values of certain interest rate indices have been volatile, and volatility in those and other interest rate indices may continue in the future. In addition, the floating rate of interest that may accrue on the related notes during any interest period may not exceed the maximum interest rate permitted under applicable law or any other maximum annual interest rate specified in the applicable pricing supplement.

We cannot assure that a trading market for your notes will ever develop or, if developed, be maintained or be liquid.

      In making a decision to invest in the notes, you should assume that you will be holding the notes until their stated maturity dates. The notes are a new issue of securities and, therefore, there is currently no secondary market for the notes. We cannot assure you that a trading market for your notes will ever develop or, if developed, be maintained or be liquid.

      In addition, there may be a limited number of buyers when you decide to sell your notes. This may affect the price, if any, offered for your notes or your ability to sell your notes when desired or at all.

Repayment of your notes will be structurally subordinated to all secured and unsecured liabilities of EOP Partnership’s subsidiaries, and will also be effectively junior in right of repayment to our secured debt to the extent of the value of the assets securing such debt.

      At March 31, 2004, EOP Partnership and its subsidiaries had consolidated indebtedness of approximately $12.3 billion, consisting of approximately $9.4 billion of unsecured indebtedness of EOP Partnership and $2.9 billion of secured indebtedness of EOP Partnership’s subsidiaries. EOP Partnership may incur, or cause its subsidiaries to incur, additional indebtedness without your consent. The notes will rank equally with all unsecured and unsubordinated indebtedness and other liabilities of EOP Partnership now or hereafter incurred, but will be structurally subordinated to all secured and unsecured indebtedness and other liabilities of EOP Partnership’s subsidiaries now or hereafter incurred. As of March 31, 2004, EOP Partnership and its subsidiaries had approximately $1.1 billion of other liabilities outstanding, a substantial majority of which were attributable to EOP Partnership’s subsidiaries. In addition, the notes will be effectively junior in right of repayment to our secured debt to the extent of the value of the assets securing such debt. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, the assets of EOP Partnership’s subsidiaries will be available to pay the amounts due on the notes and EOP Partnership’s other unsecured and unsubordinated indebtedness then outstanding only after all indebtedness of EOP Partnership’s subsidiaries (whether secured or unsecured) has been repaid in full. In addition, the assets of EOP Partnership will be available to pay the amounts due on the notes and EOP Partnership’s other unsecured and unsubordinated indebtedness then outstanding only after all secured indebtedness of EOP Partnership, if any, has been repaid in full. Therefore, there may not be sufficient assets remaining to pay all amounts due on any or all of the notes.

Equity Office has no material assets other than its investment in EOP Partnership.

      Equity Office will fully and unconditionally guarantee all payments due on the notes. However, Equity Office has no material assets other than its investment in EOP Partnership.

Equity Office’s guarantee will be effectively subordinated to all liabilities of Equity Office’s subsidiaries.

      The guarantee will be an unsecured and unsubordinated obligation of Equity Office and will rank equally with all other unsecured and unsubordinated obligations of Equity Office from time to time outstanding, including its other guarantees. At March 31, 2004, Equity Office had unsecured and unsubordinated obligations on an unconsolidated basis of approximately $3.8 billion, consisting of guarantees of an equivalent amount of outstanding indebtedness of EOP Partnership. Equity Office’s guarantee of the notes will be effectively subordinated to all liabilities of Equity Office’s subsidiaries, including EOP Partnership and its subsidiaries. At March 31, 2004, EOP Partnership and its subsidiaries had total liabilities of approximately $13.4 billion, including $9.4 billion of unsecured indebtedness of EOP Partnership, $2.9 billion of secured indebtedness of EOP Partnership’s subsidiaries and $1.1 billion of other liabilities of EOP Partnership and its subsidiaries.

EOP PARTNERSHIP AND EQUITY OFFICE

      Equity Office is the largest publicly held owner and operator of office properties in the United States based on equity market capitalization and square footage. Equity Office owns substantially all of its assets and conducts all of its operations through EOP Partnership, which is engaged principally in acquiring, owning, managing, developing and leasing office properties. Equity Office is the sole general partner of EOP Partnership. As of March 31, 2004, Equity Office owned an approximately 89.2% interest in EOP Partnership. At March 31, 2004, EOP Partnership had a portfolio of 685 office properties comprising approximately 123.0 million square feet of commercial office properties in 18 states and the District of Columbia, 75 industrial properties comprising approximately 5.8 million square feet and approximately 0.3 million square feet of office properties under development with an investment in properties under development of approximately $64.4 million.

      EOP Partnership, a Delaware limited partnership, was organized in July 1997. Equity Office, a Maryland real estate investment trust, was organized in 1996 and began operations in 1997. Equity Office, which has elected to be taxed as a real estate investment trust, or “REIT,” for federal income tax purposes, is an independent real estate company that manages all aspects of its operations internally.

      The principal executive offices of EOP Partnership and Equity Office are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and the telephone number is (312) 466-3300.

RATIOS OF EARNINGS TO FIXED CHARGES

      The ratios of earnings to fixed charges of each of EOP Partnership and Equity Office for each of the periods indicated are as follows:

	EOP Partnership and Equity Office

	Three Months	For the Years Ended December 31,
	Ended March 31,
	2004	2003	2002	2001	2000	1999

Ratios of earnings to fixed charges	1.5x	1.6x	2.0x	1.7x	1.9x	1.9x

      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before income taxes, allocation to minority interests, income from investments in unconsolidated joint ventures and net gain on sales of real estate plus fixed charges, amortization of capitalized interest, distributed income of investments in unconsolidated joint ventures less capitalized interest. Fixed charges consist of interest expense, capitalized interest and loan amortization costs.

USE OF PROCEEDS

      Unless otherwise specified in the applicable pricing supplement, the net proceeds from the sale of the notes will be used for general business purposes.

DESCRIPTION OF NOTES AND GUARANTEE

      The following description of the particular terms of the notes and the guarantee being offered supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities and guarantee set forth under the headings “Description of Debt Securities” and “Description of Guarantee” in the accompanying prospectus. Unless otherwise specified in the applicable pricing supplement, the notes and the guarantee will have the terms described below and, unless inconsistent therewith, in the accompanying prospectus. Capitalized terms used but not defined below have the meanings given to them in the accompanying prospectus and in the indenture relating to the notes.

      The notes being offered by this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will be issued under an indenture dated as of August 29, 2000, as amended by the first supplemental indenture dated as of June 18, 2001 (the “indenture”), among EOP Partnership, Equity Office and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association). Although U.S. Bank National Association is the named trustee under the indenture, the trustee for the notes will be BNY Midwest Trust Company. The indenture is more fully described in the accompanying prospectus. Subject to compliance with the financial covenants set forth therein, the indenture does not limit the aggregate amount of debt securities that may be issued under it and provides that the debt securities may be issued under it from time to time in one or more series. The following statements are summaries of the material provisions of the indenture, the notes and the guarantee. These summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, including the definitions of certain terms. The notes constitute a single series of debt securities for purposes of the indenture and are limited initially to an aggregate principal amount of up to $500,000,000. We may increase the foregoing limit, however, without the consent of any holders of the notes, by appropriate corporate action if in the future we wish to sell additional notes.

      Notes issued in accordance with this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will have the following general characteristics:

•	the notes will be our unsecured and unsubordinated indebtedness and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding;

•	the notes may be offered from time to time by us through the purchasing agent and each note will mature on a day that is at least nine months from its date of original issuance;

•	each note will bear interest from its date of original issuance at a fixed or floating rate;

•	the notes will not be subject to any sinking fund; and

•	the minimum denomination of the notes will be $1,000 and multiples of $1,000 (unless otherwise stated in the applicable pricing supplement).

      In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

•	the price, which may be expressed as a percentage of the aggregate principal amount of the notes, at which the note will be initially offered to the investors;

•	the purchase price, purchasing agent’s discount and net proceeds to us;

•	the date on which the note will be originally issued to investors;

•	the stated maturity date of the note;

•	whether the note is a fixed rate note or a floating rate note;

•	if the note is a fixed rate note, the rate per year at which the note will bear interest;

•	if the note is a floating rate note, the interest rate index, the initial interest rate (if any), the interest determination date, the interest reset dates, the index maturity, the maximum interest rate and the minimum interest rate, if any, and the spread and/or spread multiplier, if any, and any other terms relating to the calculation of interest on the note (see “— Interest and Interest Rates — Floating Rate Notes” for an explanation of the terms relating to floating rate notes);

•	the interest payment frequency and dates and related record dates;

•	whether the authorized representative of the owner of beneficial interests in the note will have the right to seek repayment of the note upon the death of a beneficial owner as described under “— Survivor’s Option” on page S-18;

•	if the note may be redeemed at our option or repaid at the option of the holder (other than a Survivor’s Option) prior to its stated maturity date, the provisions relating to any such redemption or repayment;

•	any special U.S. Federal income tax consequences of the purchase, ownership and disposition of the note; and

•	any other significant terms of the note not inconsistent with the provisions of the indenture.

      We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Guarantee

      Each note will be fully and unconditionally guaranteed by Equity Office as to all payments due on the note, whether at its stated maturity date, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such guarantee and the indenture. If EOP Partnership fails to punctually make any payment due on the notes, the guarantee provides that Equity Office will cause any such payment to be made as it becomes due and payable, without duplication, whether at stated maturity, upon acceleration, redemption, repayment or otherwise, and as if such payment were made by EOP Partnership. However, see “Risk Factors — Equity Office has no material assets other than its investment in EOP Partnership” and “— Equity Office’s guarantee will be effectively subordinated to all liabilities of Equity Office’s subsidiaries.”

Payments

      Principal of and interest on beneficial interests in the notes will be made in accordance with the arrangements then in place between the paying agent and DTC and its participants as described under “Registration and Settlement — The Depository Trust Company” on page S-21. Payments in respect of any notes in certificated form, if issued, will be made as described under “Registration and Settlement — Registration, Transfer and Payment of Certificated Notes” on page S-23.

      As specified in the applicable pricing supplement, interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at the note’s stated maturity date or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest due at a note’s stated maturity date or on a date of redemption or repayment will be payable to the person to whom principal is payable.

      We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon any payments on a note, including, without limitation, any withholding tax, is the responsibility of the holders of beneficial interests in the note in respect of which such payments are made.

Interest and Interest Rates

General

      The notes may bear interest at:

•	a fixed rate; or

•	a floating rate, which may be based upon one or more of the following indices (see “— Floating Rate Notes” for a further description of each of these indices):

•	LIBOR (a note issued with this rate is referred to in this prospectus supplement as a “LIBOR note”);

•	treasury rate (a note whose floating rate of interest is based upon the treasury rate is referred to in this prospectus supplement as a “treasury rate note”);

•	federal funds rate (a note whose floating rate of interest is based upon the federal funds rate is referred to in this prospectus supplement as a “federal funds rate note”);

•	prime rate (a note whose floating rate of interest is based upon the prime rate is referred to in this prospectus supplement as a “prime rate note”); or

•	any other index specified in the pricing supplement.

      The applicable pricing supplement will specify a fixed annual interest rate or a floating rate formula. Interest on a note will be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date. Interest payments on each note will include the amount of interest accrued from and including the last interest payment date to which interest has been paid (or from and including the date of original issuance if no interest has been paid with respect to the note) to but excluding the applicable interest payment date, stated maturity date or date of earlier redemption or repayment, as the case may be.

Interest Payments

      The applicable pricing supplement will set forth the frequency of interest payments from the following options (and the interest payment dates will be determined accordingly as set forth below):

Interest Payment Frequency	Interest Payment Dates

Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the note was issued.
Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the note was issued.
Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the note was issued.

      The “regular record date” for any interest payment date will be the first day of the calendar month in which the interest payment date occurs, except that interest payable on a note’s stated maturity date or date of earlier redemption or repayment, as the case may be, will be paid to the person to whom the principal is paid.

      A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that with respect to LIBOR notes, the day is also a London business day.

      “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Fixed Rate Notes

      Each fixed rate note will bear interest from its date of original issuance at the annual fixed interest rate stated in the applicable pricing supplement. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

      If the stated maturity date, the date of earlier redemption or repayment or any interest payment date for any fixed rate note is not a business day, all payments for that note will be made on the next business day, and no interest will accrue on the amount payable from, and after, that stated maturity date, date of earlier redemption or repayment or interest payment date, as the case may be, to the next business day.

Floating Rate Notes

      Unless the applicable pricing supplement specifies otherwise, floating rate notes will have the terms described below. Each floating rate note will bear interest from its date of original issuance at the floating rate per year based upon the interest rate formula specified in the applicable pricing supplement. Unless the applicable pricing supplement specifies otherwise, the interest rate on each floating rate note will be determined by reference to:

•	the interest rate index specified in the applicable pricing supplement plus or minus the spread, if any; and/or

•	the interest rate index specified in the applicable pricing supplement multiplied by the spread multiplier, if any.

      The “spread” is the number of basis points (i.e., one one-hundredth of a percentage point) specified in the applicable pricing supplement as a positive or negative adjustment to the interest rate index for a floating rate note. The “spread multiplier” is the factor specified in the applicable pricing supplement as a positive or negative adjustment to the interest rate index for a floating rate note.

      Any floating rate note may also have either or both of the following terms:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period (the “maximum interest rate”); and

•	a minimum limitation, or floor, on the rate of interest which may accrue during any interest period (the “minimum interest rate”).

      The applicable pricing supplement for a floating rate note will specify the interest rate index and the spread and/or spread multiplier, if any, or other interest rate formula and the maximum or minimum interest rate, if any.

      Whether or not a maximum interest rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by applicable law. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

      If any interest payment date for any floating rate note (other than a floating rate note’s stated maturity date or date of earlier redemption or repayment) would otherwise be a day that is not a business day, then that interest payment date will be postponed to the next business day, except that in the case of a LIBOR note, if the next business day falls in the next calendar month, then that interest payment date will be the preceding business day. If the stated maturity date or date of earlier redemption or repayment of a floating rate note is not a business day, all payments for that note will be made on the next business day, and no interest shall accrue on the amount payable from, and after, that stated maturity date or date of earlier redemption or repayment to the next business day.

      Accrued interest on a floating rate note will be calculated by adding the interest factors calculated for each day in the period for which we are calculating accrued interest. The “interest factor” for each day will be determined by multiplying the principal amount of the floating rate note by the interest rate applicable to that day and dividing the product thereof by 360, or, in the case of any treasury rate note, by the actual number of days in the year.

      Interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually or on some other basis as specified in the applicable pricing supplement. Each period during which a floating rate of interest applies to a floating rate note is referred to herein as an “interest reset period,” and the first date on which the reset interest rate becomes effective for an interest reset period is referred to herein as an “interest reset date.” If any interest reset date for any floating rate note is not a business day, the interest reset date for that floating rate note shall be postponed to the next business day, except that in the case of a LIBOR note, if the next business day falls in the next succeeding calendar month, then that interest reset date will be the preceding business day.

      The “interest determination dates” are the dates as of which the calculation agent will determine the new interest rate that will take effect on the related interest reset date. With respect to determining an interest determination date, unless the applicable pricing supplement specifies to the contrary:

•	the interest determination date for a federal funds rate note or prime rate note is the second business day before the related interest reset date;

•	the interest determination date for a LIBOR note is the second London business day before the related interest reset date; and

•	the interest determination date for a treasury rate note is the day of the week in which the related interest reset date falls on which direct obligations of the United States (“Treasury bills”) would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. The auction, however, may be held on the preceding Friday. If so, that Friday will be the interest determination date for the interest reset date occurring in the next week.

      Unless the applicable pricing supplement specifies otherwise, the interest rate determined with respect to any interest determination date for any floating rate note will become effective on and as of the related interest reset date. However, if the applicable pricing supplement specifies an initial interest rate, the interest rate in effect with respect to any floating rate note for the period from the date of original issuance to the first interest reset date will be that “initial interest rate.” The interest rate for a floating rate note during an interest reset period will be applicable from and including the related interest reset date to but excluding the next interest reset date or until that note’s stated maturity date or date of earlier redemption or repayment, as the case may be.

      Unless otherwise specified in the applicable pricing supplement, the trustee will be the calculation agent and will determine the applicable interest rate on each interest determination date. The calculation agent will, upon the request of the holder of any floating rate note, to the extent then available, disclose the interest rate then in effect for that note and, if different, the interest rate that will be in effect as a result of a determination made on the most recent interest determination date. Unless the pricing supplement specifies otherwise, all percentages resulting from any calculation of the rate of interest on floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)). All dollar amounts used in or resulting from that calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

      LIBOR notes. Each LIBOR note will bear interest at a rate calculated using LIBOR and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

      Unless the applicable pricing supplement specifies otherwise, the calculation agent will determine LIBOR with respect to any interest reset period specified in the pricing supplement, in accordance with the following provisions:

•	if “LIBOR telerate” is specified as the reporting service in the applicable pricing supplement, LIBOR will be the rate for deposits in U.S. dollars having the index maturity designated in that pricing supplement, commencing on the second London business day following the related interest determination date, that appears on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date; and

•	if “LIBOR reuters” is specified as the reporting service in the applicable pricing supplement, LIBOR will be the arithmetic mean of the offered rates (unless the designated LIBOR page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. dollars having the index maturity designated in that pricing supplement, commencing on the second London business day following the related interest determination date, that appear (or, if only a single rate is required, appears) on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date.

      If the interest rate index is “LIBOR reuters” and fewer than two offered rates appear (unless the designated LIBOR page by its terms provides only for a single rate, in which case such single rate does not appear) or if the interest rate index is “LIBOR telerate” and no rate appears, then:

•	The calculation agent will select the principal London offices of four major banks in the London interbank market, and will request each bank to provide its offered quotation for deposits in U.S. dollars for the period of the index maturity designated in the applicable pricing supplement, commencing on the second London business day following the related interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount equal to an amount that is representative for a single transaction in U.S. dollars in the market at that time.

•	If at least two of these banks provide a quotation, the calculation agent will compute LIBOR on that interest determination date as the arithmetic mean of the quotations.

•	If fewer than two of these banks provide a quotation, the calculation agent will select three major banks in The City of New York to provide a rate quote. The calculation agent will compute LIBOR on that interest determination date as the arithmetic mean of these quoted rates at approximately 3:00 p.m., New York City time, on that interest determination date in U.S. dollars for loans to leading European banks, having the index maturity designated in the applicable pricing supplement, commencing on the second London business day following that interest determination date and in a principal amount that is representative for a single transaction in the market at that time.

•	If none of these banks provides a quotation, the rate of interest for that interest reset period will be the same as that in effect on that interest determination date.

      The “designated LIBOR page” means (a) if “LIBOR telerate” is specified in the applicable pricing supplement, the display on Moneyline Telerate (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace this page on that service) for the purpose of displaying the London interbank offered rates of major banks or (b) if “LIBOR reuters” is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace this page on that service) for the purpose of displaying the London interbank offered rates of major banks.

      If neither “LIBOR reuters” nor “LIBOR telerate” is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR telerate had been specified.

      Treasury rate notes. Each treasury rate note will bear interest at the rate calculated using the treasury rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

      Unless the applicable pricing supplement specifies otherwise, “treasury rate” for any interest reset period means the rate for the auction held on the related interest determination date of Treasury bills having the index maturity specified in the applicable pricing supplement as that rate appears on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace this page on that service) (“telerate page 56”) or page 57 (or any other page which replaces this page on that service) (“telerate page 57”) under the heading “INVESTMENT RATE.”

      If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

•	If the rate is not published as described above by 3:00 p.m., New York City time, on the calculation date, the treasury rate will be the auction average rate of Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) as otherwise announced by the United States Department of Treasury.

•	In the event that the auction rate of Treasury bills having the index maturity specified in the applicable pricing supplement is not published by 3:00 p.m., New York City time, on the calculation date or, if no auction is held, then the treasury rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) on the related interest determination date of Treasury bills having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the heading “U.S. Government Securities/ Treasury Bills/ Secondary Market” or, if not yet published by 3:00 p.m., New York City time, on the calculation date, the rate on that interest determination date of Treasury bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market.”

•	If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the treasury rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that interest determination date, of three leading primary United States government securities dealers in The City of New York selected by the calculation agent for the issue of Treasury bills with a remaining maturity closest to the applicable index maturity.

•	If fewer than three of the dealers submit bids, then the rate of interest for that interest reset period will be the same as that in effect on that interest determination date.

      “Calculation date” means the earlier of:

•	the business day preceding the applicable interest payment date, the stated maturity date or the date of redemption or repayment, as the case may be; or

•	the fifth business day after the interest determination date relating to the related interest reset period.

      “H.15(519)” means “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication as published weekly by the Board of Governors of the Federal Reserve System.

      “H.15 Daily Update” means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

      Federal funds rate notes. Each federal funds rate note will bear interest at the rate calculated using the federal funds rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

      Unless the applicable pricing supplement specifies otherwise, “federal funds rate” for any interest reset period means the rate on the related interest determination date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective),” as this rate is displayed on Moneyline Telerate (or any successor service) on page 120 (or any other page as may replace this page on that service) (“telerate page 120”).

      If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

•	If the rate does not appear on telerate page 120 or is not yet published by 3:00 p.m., New York City time, on the calculation date, then the federal funds rate will be the rate on the interest determination date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the heading “Federal Funds (Effective).”

•	If the rate does not appear on telerate page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the federal funds rate for that interest determination date will be the arithmetic mean of the rates, as of 3:00 p.m., New York City time, on that interest determination date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the calculation agent.

•	If fewer than three brokers provide rates, then the rate of interest for that interest reset period will be the same as that in effect on that interest determination date.

      Prime rate notes. Each prime rate note will bear interest at the rate calculated using the prime rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

      Unless the applicable pricing supplement specifies otherwise, “prime rate” for any interest reset period means the rate set forth on the related interest determination date in H.15(519) under the heading “Bank Prime Loan” or, if not published by 3:00 p.m., New York City time, on the calculation date, the rate on that interest determination date as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the heading “Bank Prime Loan.”

      If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

•	If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the prime rate will be the arithmetic mean of the rates of interest that appear on the reuters screen USPRIME 1 page as a bank’s publicly announced prime rate or base lending rate in effect as of 3:00 p.m., New York City time, for the related interest determination date.

•	If fewer than four rates appear on the reuters screen USPRIME 1 page on that interest determination date, then the prime rate will be the arithmetic mean of the prime rates or base lending rates quoted by three major banks in The City of New York selected by the calculation agent on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that interest determination date.

•	If fewer than three banks provide quotations, then the rate of interest for that interest reset period will be the same as that in effect on that interest determination date.

      “Reuters screen USPRIME 1 page” means the display page designated as page “USPRIME 1” on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Redemption and Repayment

      Unless we otherwise provide in the applicable pricing supplement, a note will not be redeemable or repayable prior to its stated maturity date.

      If the pricing supplement states that the notes will be redeemable at our option prior to their stated maturity date, then on such date or dates, or within such period or periods, specified in the pricing supplement, we may redeem those notes at our option either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ written notice to the holder of the notes.

      If the pricing supplement states that your note will be repayable at your option, other than in connection with a Survivor’s Option, prior to its stated maturity date, we will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates or period or periods specified in the pricing supplement. We also must receive the completed form entitled “Option to Elect Repayment.” Exercise of the repayment option by the holder of a note is irrevocable.

      Since the notes will be represented by a global note, DTC or its nominee will be treated as the holder of the notes; therefore, other than the trustee under the indenture, DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See “Registration and Settlement” on page S-21.

      To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the owner of that beneficial interest must instruct the broker or other direct or indirect participant through which it holds that beneficial interest to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each owner of a beneficial interest in a note should consult the broker or other direct or indirect participant through which it holds a beneficial interest to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to owners of beneficial interests in the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

      Unless otherwise specified in the applicable pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the notes to be redeemed or repaid plus unpaid interest, if any, accrued to the date of redemption or repayment.

      We may at any time purchase notes at any price or prices in the open market or otherwise. We may also purchase notes otherwise tendered for repayment by a holder or tendered by a holder’s duly authorized representative through exercise of the Survivor’s Option described below. If we purchase the notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee for cancellation.

Survivor’s Option

      The “Survivor’s Option” is a provision in a note pursuant to which we agree to repay that note, subject to the limitations described below, if requested by the authorized representative of an owner of a beneficial interest in that note following the death of that owner, so long as beneficial interest was owned by that owner, including the estate of that owner, at least six months prior to the request. The applicable pricing supplement will state whether the Survivor’s Option applies to the related notes.

      If the Survivor’s Option is applicable to a note, upon the valid exercise of the Survivor’s Option and the proper tender of that note for repayment, we will repay that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased owner’s beneficial interest in that note plus unpaid interest, if any, accrued to the date of repayment, subject to the limitations described below.

      To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

      The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased owner’s spouse, will be deemed the death of the beneficial owner of that note, and the entire principal amount of the note so held will be subject to repayment by us upon request. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased owner’s spouse will be deemed the death of a beneficial owner of that note only with respect to such deceased owner’s interest in that note.

      The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interest in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the person in whose name the note was registered on the books of the broker or other nominee, if entitlement to those interests can be established to our satisfaction and the satisfaction of the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in that note during his or her lifetime.

      We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted by us from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the aggregate principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted by us from the authorized representative of any individual deceased beneficial owner of notes in such calendar year. In addition, we will not permit the exercise of the Survivor’s Option except in principal amounts of $1,000 and multiples of $1,000, or such other minimum denomination specified in the applicable pricing supplement.

      An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. Each election to exercise the Survivor’s Option will be accepted in the order that elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered through a valid exercise of the Survivor’s Option is September 1, 2004, and interest on that note is paid monthly, we would normally, at our option, repay that note on the interest payment date occurring on October 15, 2004, because the September 15, 2004 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted due to the application of the limitations described above, the trustee will deliver a notice by first-class mail to the registered holder, at that holder’s last known address, that states the reason that note has not been accepted for repayment.

      With respect to notes represented by a global note, DTC or its nominee is the registered holder of those notes and will be the only entity that can exercise the Survivor’s Option for those notes. To obtain repayment pursuant to exercise of the Survivor’s Option for notes, the deceased owner’s authorized representative must provide the following items to the broker or other entity through which the beneficial ownership interest in the notes is held:

•	a written instruction to such broker or other entity to notify DTC of the authorized representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option;

•	appropriate evidence satisfactory to us and the trustee (a) that the deceased owner was a beneficial owner of the notes at the time of death and his or her beneficial interest in the notes was owned by the deceased beneficial owner, including his or her estate, at least six months prior to the request for repayment, (b) that the death of the beneficial owner has occurred, (c) as to the date of death of the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;

•	if the ownership interest in the notes is held by a nominee of the deceased beneficial owner, a certificate satisfactory to us and the trustee from the nominee attesting to the deceased’s beneficial ownership interest in the notes;

•	a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by an eligible guarantor;

•	if applicable, a properly executed assignment or endorsement;

•	tax waivers and any other instruments or documents that we or the trustee reasonably requires in order to establish the validity of the beneficial ownership interest in the notes and the claimant’s entitlement to payment; and

•	any additional information we or the trustee reasonably requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership interest in, or authority to make the election and to cause the repayment of, the notes.

      The applicable broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to us and the trustee from that broker or other entity stating that it represents the deceased beneficial owner. Upon the satisfaction of these requirements, DTC or its nominee will have the right to exercise any Survivor’s Option for the note.

      We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by us, in our sole discretion, which determination will be final and binding on all parties.

      The applicable broker or other entity will be responsible for disbursing payments received from the trustee to the authorized representative. See “Registration and Settlement” below.

      Forms for the exercise of the Survivor’s Option may be obtained from the trustee at 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602 or 101 Barclay Street, 7 East, New York, New York 10286.

      If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders or beneficial owners thereof.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

      All of the notes we offer will be issued in book-entry form only. This means that we will not issue certificates for notes, except in the limited case described below. Instead, we will issue one or more global notes in registered form. Each global note will be held by the trustee on behalf of DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represented by a global note evidences a beneficial interest in that global note.

      Beneficial interests in a global note will be shown on, and transfers will be effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners.

      So long as DTC or its nominee is the registered holder of a global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holder of the notes for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your note in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

      Unless the terms of the notes provide otherwise, under the indenture, each global note representing the notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount only if (1) DTC notifies us that it is unwilling or unable to continue as depositary for such global note or we become aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 if so required by applicable law or regulation and, in either such case we fail to appoint a successor to DTC within 90 days after we receive such notice or become aware of such unwillingness, inability or ineligibility, (2) we, in our sole discretion, determine that all notes (but not less than all) represented by such global note will no longer be represented by a global note, or (3) an event of default has occurred and is continuing with respect to the notes under the indenture and beneficial owners representing a majority in principal amount of the notes represented by such global note advise DTC to cease acting as a depositary for the global note or notes. Upon any such exchange, the certificated notes will be registered in the names of the beneficial owners of the global note representing the notes.

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully registered global security will be issued for the notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. We refer to these participants in this prospectus supplement as direct participants. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies, which we refer to in this prospectus supplement as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

      Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The beneficial ownership interest of each actual purchaser of each note represented by a global security is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for such notes is discontinued.

      To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee will not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

      Principal, premium, if any, and/or interest payments on the notes will be made in same day funds to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such direct and indirect participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our and the trustee’s responsibility, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

      If applicable, redemption notices shall be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such notes to be redeemed.

      If the applicable pricing supplement specifies that the notes are repayable at the option of the holders thereof pursuant to the Survivor’s Option or otherwise, the authorized representative of a beneficial owner must give notice to elect to have its notes repaid by us, through its direct or indirect participant, to the trustee, and must effect delivery of such notes by causing the direct participant to transfer that participant’s interest in the global note representing such notes, on DTC’s records, to the trustee. The requirement for physical delivery of notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note representing such notes are transferred by the direct participants on DTC’s records.

      DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificated notes will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we, the purchasing agent nor any agent takes any responsibility for its accuracy.

Registration, Transfer and Payment of Certificated Notes

      We do not intend to issue certificated notes. If we ever issue notes in certificated form, those notes may be presented for registration and transfer at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have originally designated BNY Midwest Trust Company to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time, we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

      We will not be required to: (1) if less than all of the notes issued on the same day with the same terms are to be redeemed, issue, exchange or register the transfer of any note if such note may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the notes to be redeemed and ending on the close of business on the date of mailing of the relevant notice of redemption; (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part; or (3) exchange or register the transfer of any note as to which an election for repayment by the holder has been made, except for the portion of any note not to be so repaid.

      We will pay principal of, premium, if any, and interest on any certificated notes at the offices of BNY Midwest Trust Company or other paying agents we may designate from time to time. Generally, we will pay interest on a note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the note is registered at the close of business on the regular record date for that payment. We will pay principal, premium, if any, and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following summary of material U.S. Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (which changes may apply retroactively) or possible differing interpretations. It deals only with notes held by U.S. Holders (as defined below) as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a “straddle” for tax purposes, or persons whose functional currency is not the U.S. dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). In addition, the U.S. federal income tax consequences of holding a particular note may depend, in part, on the particular terms of such note as described in the applicable pricing supplement. Persons considering the purchase of the notes should consult their tax advisors concerning the application of U.S. Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

      As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for U.S. Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a U.S. person under any applicable Treasury regulations), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a note is effectively connected with the conduct of a U.S. trade or business. Notwithstanding the preceding clause (iv), to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date that elect to continue to be so treated also shall be considered U.S. Holders. In the case of an entity treated as a partnership for U.S. federal income tax purposes, the treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. Persons that are partners in a partnership that holds notes should consult their tax advisors.

Payments of Interest

      Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting).

Original Issue Discount

      The following summary is a general discussion of the material U.S. Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount (“original issue discount notes”). The following summary is based upon final Treasury regulations (the “OID Regulations”) released by the Internal Revenue Service (“IRS”) under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

      For U.S. Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally  1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years to its stated maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to stated maturity, multiplied by the weighted average maturity of such note). The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than “qualified stated interest” payments. Under the OID Regulations, the term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or, generally, at a rate (a “Variable Rate”) that varies among payment periods, if such variable rate:

•	can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds or

•	is based upon the changes in the yield or price of certain actively traded personal property.

In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if both the resulting foregone interest on such note and any “true” discount on such note (i.e., the excess of the note’s stated principal amount over its issue price) do not exceed a specified de minimis amount, then all of the stated interest on the note would be treated as qualified stated interest and the note would be treated as having no original issue discount. The pricing supplement for any series of notes will specify whether they are original issue discount notes and, in the case of notes with a Variable Rate, will describe the applicable rules for inclusion of original issue discount in income of a U.S. Holder.

      Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting). A U.S. Holder of an original issue discount note having an original term to maturity of more than one year must include original issue discount in income as ordinary interest for U.S. Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder’s regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an original issue discount note is the sum of the daily portions of original issue discount with respect to such original issue discount note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such original issue discount note. The “daily portion” of original issue discount on any original issue discount note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the original issue discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the original issue discount note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The “adjusted issue price” of an original issue discount note at the beginning of any accrual period is the sum of the issue price of the original issue discount note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the original issue discount note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

      A U.S. Holder who purchases an original issue discount note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the original issue discount note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the original issue discount note at an “acquisition premium.” Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such original issue discount note for any taxable year (or portion thereof in which the U.S. Holder holds the original issue discount note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

      Certain of the notes (i) may be redeemable at our option prior to their stated maturity (a “call option”) and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a “put option”). Notes containing such features (including the Survivor’s Option) may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

      U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. Because this election will affect how the Holder treats debt instruments other than the notes, it should be made only in consultation with a tax advisor.

Short-Term Notes

      Notes that have a fixed maturity of one year or less (“short-term notes”) will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to include accrued original issue discount with respect to a short-term note in such U.S. Holder’s income currently unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or stated maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for U.S. Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a short-term note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Market Discount

      If a U.S. Holder purchases a note, other than an original issue discount note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an original issue discount note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such note at a “market discount,” unless such market discount is less than a specified de minimis amount.

      Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an original issue discount note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (1) the amount of such payment or realized gain or (2) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the stated maturity date of the note, unless the U.S. Holder elects to accrue market discount on the constant interest method.

      A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the stated

maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax advisor.

Premium

      If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax advisor.

Disposition of a Note

      Upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest, which will be taxed to the U.S. Holder as ordinary interest income) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal such U.S. Holder’s initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their tax advisors concerning these tax law provisions.

      If a U.S. Holder disposes of only a portion of a note pursuant to a redemption or repayment (including the Survivor’s Option, if applicable), such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price and the U.S. Holder’s adjusted basis, determined immediately before the pro rata prepayment, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

Backup Withholding and Information Reporting

      Backup withholding of U.S. Federal income tax at the applicable rate (currently 28%) may apply to payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s U.S. Federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

      A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account or a Keogh plan) proposing to invest in the notes should consider this section carefully.

      A fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”) should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider whether the investment is in accordance with the documents and instruments governing the plan.

      In addition, ERISA and the Code prohibit certain transactions (referred to as “prohibited transactions”) involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code (referred to as an “ERISA plan”), on the one hand, and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code), on the other. For example, if we or certain of our affiliates lease office space to an ERISA plan, that could cause us to be deemed a party in interest or disqualified person with respect to such leasing ERISA plan. If we (or an affiliate) are considered a party in interest or disqualified person with respect to an ERISA plan, then the investment in notes by the ERISA plan may give rise to a prohibited transaction.

      By purchasing and holding the notes, the ERISA plan fiduciary making the decision to invest on behalf of an ERISA plan is representing and warranting that the plan’s purchase and holding of the notes will not result in a prohibited transaction under ERISA or the Code. Therefore, an ERISA plan should not invest in the notes unless the plan fiduciary or other person acquiring securities on behalf of the ERISA plan determines that neither we nor an affiliate is a party in interest or a disqualified person or, alternatively, that statutory or administrative exemption from the prohibited transaction rules is available. If an ERISA plan engages in a prohibited transaction, the transaction may require “correction” and may cause the ERISA plan fiduciary to incur certain liabilities, including liabilities to us or our affiliates pursuant to such person’s representations and warranties, and the parties in interest or disqualified persons to be subject to excise taxes.

      If you are the fiduciary of an employee benefit plan or other ERISA plan, or an insurance company that is providing investment advice or other features to an employee benefit plan or other ERISA plan, and you propose to invest in the notes with the assets of the ERISA plan, you should consult your own legal counsel for further guidance.

PLAN OF DISTRIBUTION

      Under the terms of a selling agent agreement dated June 10, 2004, the notes will be offered from time to time by us to the purchasing agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the purchasing agent, are parties to the selling agent agreement. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a master selected dealer agreement with the purchasing agent. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. The purchasing agent will purchase notes from us at a discount ranging from 0.2% to 3.15% of the aggregate principal amount of each note sold. However, we also may sell the notes to the purchasing agent at a discount that does not fall within the range specified above. The discount at which we sell the notes to the purchasing agent will be set forth in the applicable pricing supplement. The purchasing agent also may sell notes to dealers at a concession not in excess of the discount it receives from us. In certain cases, if specified in the applicable pricing supplement, the purchasing agent and the other agents and dealers may agree that the purchasing agent will retain the entire discount.

      Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the purchasing agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed initial public offering price. After the initial public offering of notes, the public offering price (in the case of notes to be resold at a fixed initial public offering price), discount and concession may be changed.

      We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

      Each agent, including the purchasing agent, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to any payments they may be required to make in respect of such liabilities. We also have agreed to reimburse the agents for certain expenses.

      No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange unless otherwise specified in the applicable pricing supplement. However, we have been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes and may discontinue making a market in the notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in same-day funds. See “Registration and Settlement” on page S-21.

      In connection with certain offerings of notes, the rules of the Securities and Exchange Commission permit the purchasing agent to engage in transactions that may stabilize the price of the notes. Any such activities, if conducted, will be conducted by the purchasing agent on behalf of the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the purchasing agent of a greater principal amount of notes than the principal amount the purchasing agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the purchasing agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the purchasing agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the purchasing agent makes any representation that these transactions will be commenced or, if commenced, will not be discontinued without notice. The purchasing agent is not required to engage in these activities and may end any of these activities at any time.

      The purchasing agent, certain of the agents and their affiliates engage in transactions with, and perform services for, EOP Partnership and Equity Office or our affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with EOP Partnership and Equity Office or our affiliates. The commercial banking affiliates of the purchasing agent or certain of the agents have a $1.0 billion revolving credit facility in place with EOP Partnership. Amounts drawn under the revolving credit facility are guaranteed by Equity Office. If the use of proceeds from any sale of notes is to repay all or a portion of this credit facility as specified in the applicable pricing supplement, the commercial banking affiliates of the purchasing agent or certain of the agents may receive all or a portion of the net proceeds from such sale and, if required, the offering of the notes will be conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

      From time to time, EOP Partnership may issue and sell other debt securities described in the accompanying prospectus, which may be guaranteed by Equity Office, and the principal amount of notes offered hereby is subject to reduction as a result of such sales.

LEGAL MATTERS

      The legality of the notes and the guarantee will be passed upon for us by Hogan & Hartson L.L.P. Sidley Austin Brown & Wood LLP will act as counsel to the agents. Sidley Austin Brown & Wood LLP has in the past represented Equity Office and EOP Partnership and continues to represent Equity Office and EOP Partnership on a regular basis on a variety of matters unrelated to the offering of the notes.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of each of Equity Office and EOP Partnership included in their respective Current Reports on Form 8-K filed with the Securities and Exchange Commission on May 19, 2004 and the consolidated financial statements and related schedule of each of Equity Office and EOP Partnership included in their respective Annual Reports on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 15, 2004, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. The consolidated financial statements and schedule of each of Equity Office and EOP Partnership are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

$4,000,000,000

EOP OPERATING LIMITED PARTNERSHIP
Debt Securities and Debt Warrants
EQUITY OFFICE PROPERTIES TRUST
Guarantees

     EOP Operating Limited Partnership, or EOP Partnership, may offer from time to time one or more series of its unsecured senior debt securities and its warrants exercisable for debt securities with an aggregate initial public offering price of up to $4,000,000,000, or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of offering. We refer to the debt securities and the warrants collectively as the “securities” in this prospectus. EOP Partnership may offer the securities separately or together, in separate series and in amounts, at prices and on terms described in one or more supplements to this prospectus. The payment of principal, premium, if any, and interest on the notes may be fully and unconditionally guaranteed by Equity Office Properties Trust, or Equity Office. Equity Office, however, has no material assets other than its investment in EOP Partnership.

     EOP Partnership and Equity Office, if a guarantee is furnished, will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities they are offering. The specific terms of the debt securities will include the specific title, series, aggregate principal amount, currency, form, which may be registered, bearer, certificated or global, authorized denominations, maturity, rate, or manner of calculation thereof, and time of payment of interest, terms for redemption at its option or repayment at your option, if applicable, terms for sinking fund payments, additional covenants, any initial public offering price and whether the debt securities will be guaranteed by Equity Office. The specific terms of the warrants will include the number and terms thereof, the designation, terms and principal amount of debt securities issuable upon exercise, the exercise price, the exercise date(s) or period(s), the terms of the offering and sale thereof, and, where applicable, the duration and detachability of the warrants. In the case of all securities, the specific terms will include whether the securities will be offered separately or as a unit with other securities.

     The applicable prospectus supplement also will contain information, where applicable, about U. S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

     EOP Partnership and Equity Office, if a guarantee is furnished, may offer the securities directly, through agents designated from time to time by them, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” beginning on page 26. No securities, including any guarantees, may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

     The principal executive offices of EOP Partnership and Equity Office are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and their telephone number is (312) 466-3300.

      We encourage you to read this entire prospectus, including the related prospectus supplement, carefully before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 20, 2001

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect our future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this document include, among others, the factors discussed under the caption “Risk Factors” in Equity Office’s Current Report on Form 8-K filed with the SEC on March 23, 2001 and EOP Partnership’s Current Report on Form 8-K filed with the SEC on April 5, 2001 or in other reports filed with the SEC incorporated herein by reference. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Many of the factors that determine these results are beyond our ability to control or predict. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus does not contain all of the information included in the registration statement on Form S-3 of which this prospectus is a part. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

      EOP Partnership and Equity Office file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549

      You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including EOP Partnership and Equity Office, who file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning Equity Office may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC and are considered a part of this prospectus, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. These filings contain important information about EOP Partnership and Equity Office.

EOP Partnership SEC Filings (File No. 1-13625):
2000 Annual Report on Form 10-K	Filed on April 2, 2001
Amendment to Form 10-K on Form 10-K/A	Filed on June 6, 2001
Quarterly Report on Form 10-Q for the quarter ended March 31, 2001	Filed on May 15, 2001
Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 on Form 10-Q/A	Filed on June 6, 2001
Current Reports on Form 8-K	Filed on April 5, 2001 and March 9, 2001

Equity Office SEC Filings (File No. 1-13115):
2000 Annual Report on Form 10-K	Filed on March 23, 2001
Amendment to Form 10-K on Form 10-K/A	Filed on June 6, 2001
Quarterly Report on Form 10-Q for the quarter ended March 31, 2001	Filed on May 15, 2001
Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 on Form 10-Q/A	Filed on June 6, 2001
Current Reports on Form 8-K	Filed on March 23, 2001 and March 9, 2001

      You can obtain copies of any of the documents incorporated by reference in this document from us or through the SEC or the SEC’s web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference in this document by writing us at the following address or calling us at the telephone number listed below:

EOP OPERATING LIMITED PARTNERSHIP or

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
Attention: Chief Legal Counsel
Telephone: (312) 466-3300

EOP PARTNERSHIP AND EQUITY OFFICE

      EOP Operating Limited Partnership, a Delaware limited partnership, is the operating partnership of Equity Office Properties Trust, a Maryland real estate investment trust, or REIT, whose shares are listed on the New York Stock Exchange under the trading symbol “EOP.” Equity Office is the sole general partner of, and, as of the date of this prospectus, owns approximately an 88.5% interest in, EOP Partnership. Equity Office owns substantially all of its assets and conducts all of its operations through EOP Partnership, which principally is engaged in acquiring, owning, operating and leasing office properties. Equity Office is the nation’s largest publicly-held owner and operator of office properties based upon equity market capitalization and square footage. At March 31, 2001, Equity office had a portfolio of 380 office buildings comprising 99.0 million square feet in 24 states and the District of Columbia. Equity Office, which has elected to be taxed as a REIT for federal income tax purposes, is an independent real estate company that manages all aspects of its operations internally.

      EOP Partnership was organized in July 1997. Equity Office was organized in 1996 and began operations in 1997 to continue and expand the national office property business of Mr. Samuel Zell, chairman of the board of trustees of Equity Office, and his affiliates.

      The principal executive offices of EOP Partnership and Equity Office are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and the telephone number of EOP Partnership and Equity Office is (312) 466-3300.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from any sale of securities for general business purposes, including the repayment of outstanding debt and the acquisition or development of additional properties.

RATIOS OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges of EOP Partnership and Equity Office for each of the periods indicated is as follows:

Equity Office and EOP Partnership
		Equity Office and EOP Partnership				Predecessors

For the
	three months	For the years ended			For the period from	For the period from
	ended	December 31,			July 11, 1997	January 1, 1997
	March 31,				through	through	For the year ended
	2001	2000	1999	1998	December 31, 1997	July 10, 1997	December 31, 1996

Ratio of earnings to fixed charges	1.96x	1.90x	1.95x	2.04x	2.14x	1.56x	1.52x

      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain or loss on sales of real estate and extraordinary items plus taxes, fixed charges, amortization of capitalized interest, distributed income of investments in unconsolidated joint ventures less capitalized interest. Fixed charges consist of interest expense, capitalized interest and loan amortization cost.

DESCRIPTION OF DEBT SECURITIES

      The following describes some of the general terms and provisions of the indenture dated as of August 29, 2000, as amended by the first supplemental indenture dated as of June 18, 2001, among EOP Partnership, Equity Office and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association), as trustee, which, together with any other trustee(s) appointed with respect to a particular series of debt securities, we refer to as the “trustee.” We refer to the indenture and the supplemental indenture as the “indenture.” The particular terms of the debt securities will be set forth in a prospectus supplement relating to such debt securities and in the applicable form of note.

      The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee, or as described under “Where You Can Find More Information” beginning on page 2 of this prospectus. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the indenture and the debt securities and guarantees, if any, to be issued under the indenture are summaries of some, but not all, of the provisions of the indenture and the debt securities and guarantees, as applicable, and do not purport to be complete and are subject to all provisions of the indenture and such debt securities and guarantees. Unless otherwise specified, all section references appearing in this summary are to sections of the indenture. Unless otherwise specified below, the terms “we,” “our,” “us” and “EOP Partnership” mean EOP Operating Limited Partnership and not any of its subsidiaries or Equity Office, unless otherwise expressly stated or the context otherwise requires.

General

      The debt securities will be direct, unsecured obligations of EOP Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of EOP Partnership. The debt securities may be issued in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Equity Office board of trustees, as general partner of EOP Partnership, or as established in the indenture or in one or more indentures supplemental to the indenture. All debt securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section 301). Equity Office may fully and unconditionally guarantee the due and punctual payment of principal of, and interest on, one or more series of debt securities, as specified in the applicable prospectus supplement. Equity Office’s obligations under any guarantee will be unsecured and unsubordinated and rank equally with all other unsecured and unsubordinated indebtedness of Equity Office. Equity Office has no material assets, however, other than its interest in EOP Partnership.

      The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series (Section 608). If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

      Reference is made to the prospectus supplement relating to the series of debt securities being offered for the specific terms of the securities, including:

•	the title and series designation of the debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

•	the date or dates, or the method of determining the date or dates, on which the principal of the debt securities will be payable;

•	the rate or rates, which may be fixed or variable, or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;

•	the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for interest payment dates, or the method by which those dates shall be determined, the person to whom the interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places, if other than the corporate trust office of the trustee, where:

—	the principal of, and premium or Make-Whole Amount (as defined below), if any, interest, if any, and additional amounts, if any, on the debt securities will be payable;

—	the debt securities may be surrendered for registration of transfer or exchange; and

—	notices or demands to or upon us in respect of the debt securities and the indenture may be served;

•	the period or periods within which, the price or prices at which, the currency or currencies in which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we have such an option;

•	our obligation, if any, to redeem, repay or repurchase the debt securities under any sinking fund or at the option of a holder of the debt securities, and the period or periods within which, the price or prices as to which and the terms and conditions upon which the debt securities will be so redeemed, repaid or repurchased, in whole or in part;

•	if other than United States dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	whether the amount of payments of principal of, and premium or Make-Whole Amount, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or other method, and the manner in which such amounts shall be determined;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants set forth in the indenture;

•	whether the debt securities will be issued in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and the terms and conditions relating thereto;

•	the applicability, if any, of the defeasance and covenant defeasance provisions contained in the indenture;

•	whether and, if so, under what circumstances we will pay additional amounts as contemplated in the indenture in respect of any tax, assessment or governmental charge and whether we will have the option to redeem the debt securities in lieu of making such payment;

•	any other terms of the debt securities not inconsistent with the provisions of the indenture (Section 301); and

•	whether Equity Office will guarantee the due and punctual payment of principal of, premium, if any, and interest on the debt securities.

      The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Special United States federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in the applicable prospectus supplement.

      Reference is made to the applicable prospectus supplement for information with respect to any additions to, modifications of or deletions from the events of default or covenants set forth in the indenture, including any addition of any covenant or other provision granting special rights upon the occurrence of specified events to the holders of a particular series of debt securities.

      As used in the indenture and the description contained in this prospectus:

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any debt securities, the excess, if any, of (a) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest, exclusive of interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate, determined on the third business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over (b) the aggregate principal amount of the debt securities being redeemed or paid.

“Reinvestment Rate” means .25% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.

Denominations, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

      Unless otherwise specified in the applicable prospectus supplement, the principal of, and premium, if any, and interest on any series of debt securities will be payable at the corporate trust office of the trustee, initially located at 100 Wall Street, Corporate Trust Office, 16th floor, New York, New York 10005; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

      Unless otherwise specified with respect to a particular series of debt securities, any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will cease to be payable to the holder on the applicable regular record date and, at our election, may either be paid to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, or may be paid at any time in any other lawful manner, all as more completely described in the indenture. Notice of the fixing of any special record date for the payment of defaulted interest is required to be given to the holders of the affected debt securities not less than 10 days prior to such special record date (Section 307).

      Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the trustee referred to above. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent, in addition to the trustee, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

      Neither we nor the trustee under the indenture are required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305).

Selected Indenture Covenants

      Limitations on Incurrence of Debt. We may not, and may not permit any of our Subsidiaries (as defined below) to, incur any Debt (as defined below), other than intercompany Debt (representing Debt to which the only parties are us, Equity Office or any of our or Equity Office’s Subsidiaries, but only so long as such Debt is held solely by any of us, Equity Office or any of our or Equity Office’s Subsidiaries; and provided that, in the case of Debt owed to our Subsidiaries, such Debt is subordinate in right of payment to the debt securities), if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all of our and our Subsidiaries outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of:

•	our Total Assets (as defined below) as of the end of the fiscal quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC, or, if such filing is not required under the Exchange Act, with the trustee, prior to the incurrence of such additional Debt; and

•	the increase or decrease in our Total Assets from the end of such quarter, including, without limitation, any increase in our Total Assets resulting from the incurrence of such additional Debt; such increase or decrease together with our Total Assets is referred to as our “Adjusted Total Assets” (Section 1004(a)).

      In addition to the foregoing limitations on the incurrence of Debt, we may not, and may not permit any of our Subsidiaries to, incur any Secured Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all of our and our Subsidiaries outstanding Secured Debt on a consolidated basis is greater than 40% of our Adjusted Total Assets (Section 1004(b)).

      In addition to the foregoing limitations on the incurrence of Debt, we may not, and may not permit any of our Subsidiaries to, incur any Debt, other than intercompany Debt (provided that, in the case of Debt owed to our Subsidiaries, such Debt is subordinate in right of payment to the debt securities), if the ratio of our Consolidated Income Available for Debt Service to our Annual Debt Service Charge (in each case as defined below) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Debt is to be incurred shall have been less than 1.5 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that:

•	such Debt and any other Debt incurred by us or our Subsidiaries since the first day of such four-quarter period, which was outstanding at the end of such period, had been incurred at the beginning of such period and continued to be outstanding throughout such period, and the application of the proceeds of such Debt, including to refinance other Debt, had occurred at the beginning of such period;

•	the repayment or retirement of any other Debt by us or our Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility is computed based upon the average daily balance of such Debt during such period;

•	in the case of Acquired Indebtedness or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and

•	in the case of any increase or decrease in our Total Assets, or any other acquisition or disposition by us or any of our Subsidiaries of any asset or group of assets, since the first day of such four-quarter period, including by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments to revenues, expenses and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation (Section 1004(c)).

      Maintenance of Total Unencumbered Assets. We are required at all times to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of our and our Subsidiaries’ outstanding Unsecured Debt on a consolidated basis (Section 1004(d)).

      As used in the indenture and the description thereof herein:

      “Acquired Indebtedness” means Debt of a person existing at the time the person becomes a Subsidiary or that is assumed in connection with the acquisition of assets from the person, in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or that acquisition. Acquired Indebtedness is deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

      “Annual Debt Service Charge” as of any date means the amount which is expensed in any 12-month period by us and our Subsidiaries for Consolidated Interest Expense.

      “Consolidated Income Available for Debt Service” for any period means Consolidated Net Income plus amounts which have been deducted in determining Consolidated Net Income during such period for:

•	Consolidated Interest Expense;

•	provisions for taxes based on income;

•	amortization (other than amortization of debt discount) and depreciation;

•	provisions for losses from sales or joint ventures;

•	increases in deferred taxes and other noncash items;

•	charges resulting from a change in accounting principles; and

•	charges for early extinguishment of debt,

and less amounts which have been added in determining Consolidated Net Income during such period for provisions for gains from sales or joint ventures and decreases in deferred taxes and other noncash items.

      “Consolidated Interest Expense” means, for any period, and without duplication, all interest, including the interest component of rentals on leases reflected in accordance with generally accepted accounting principles as capitalized leases on our consolidated balance sheet, letter of credit fees, commitment fees and other like financial charges, and all amortization of debt discount on all of our Debt and the Debt of our Subsidiaries, including payment-in-kind, zero coupon and other securities, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with generally accepted accounting principles.

      “Consolidated Net Income” for any period means the amount of net income or loss of EOP Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Debt” means, without duplication, any indebtedness of EOP Partnership and its Subsidiaries, whether or not contingent, in respect of:

•	borrowed money evidenced by bonds, notes, debentures or similar instruments;

•	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us and our Subsidiaries;

•	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

•	any lease of property by us or our Subsidiaries as lessee which is reflected in our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles; in the case of items of indebtedness listed immediately above to the extent that any such items, other than letters of credit, would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles.

      The term “Debt” also includes, to the extent not otherwise included:

•	any obligation by us or any of our Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than EOP Partnership or any Subsidiary);

•	Debt of a Subsidiary of EOP Partnership existing prior to the time it became our Subsidiary is deemed to be incurred upon such Subsidiary becoming our Subsidiary; and

•	Debt of a person existing prior to a merger or consolidation of such person with EOP Partnership or any of our Subsidiaries in which such person is the successor to EOP Partnership or such Subsidiary, which, for purposes of the indenture, is deemed to be incurred upon the consummation of such merger or consolidation.

      The term “Debt” does not include any such indebtedness that has been the subject of an “in substance” defeasance in accordance with generally accepted accounting principles.

      “Secured Debt” means, without duplication, Debt secured by any mortgage, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets. Secured Debt is deemed to be incurred:

•	on the date EOP Partnership or any Subsidiary of EOP Partnership creates, assumes, guarantees or otherwise becomes liable in respect thereof if it is secured in the manner described in the preceding sentence on such date; or

•	on the date EOP Partnership or any Subsidiary of EOP Partnership first secures such Debt in the manner described in the preceding sentence if such Debt was not so secured on the date it was incurred.

      “Subsidiary” means:

•	a corporation, partnership, limited liability company, trust, real estate investment trust or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by us or by one or more of our Subsidiaries;

•	a partnership, limited liability company, trust, real estate investment trust or other entity not treated as a corporation for federal income tax purposes, the majority of the value of the equity interests of which are owned, directly or indirectly, by us or by one or more Subsidiaries; and

•	one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined in Article I, Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by us or by one or more Subsidiaries.

      “Total Assets” as of any date means the sum of (a) our and our Subsidiaries’ Undepreciated Real Estate Assets and (b) all of our and our Subsidiaries’ other assets on a consolidated basis determined in accordance with generally accepted accounting principles, but excluding intangibles and accounts receivable.

      “Total Unencumbered Assets” as of any date means the sum of (a) those Undepreciated Real Estate Assets not securing any portion of Secured Debt and (b) all of our and our Subsidiaries’ other assets on a consolidated basis not securing any portion of Secured Debt determined in accordance with generally accepted accounting principles, but excluding intangibles and accounts receivable.

      “Undepreciated Real Estate Assets” as of any date means the original cost plus capital improvements of our and our Subsidiaries’ real estate assets on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Unsecured Debt” means our and our Subsidiaries’ Debt that is not Secured Debt.

      Existence. Except as permitted under “ — Merger, Consolidation or Sale” below, we are required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we are not required to preserve any right or franchise if the Equity Office board of trustees determines that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of our debt securities (Section 1006).

      Maintenance of Properties. We are required to cause all of our material properties used or useful in the conduct of our business or the business of any of our Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements, all as in our reasonable judgment may be necessary so that our business may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries may not be prevented from discontinuing the operation and maintenance of any of the properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders of our debt securities (Section 1007).

      Insurance. We are required to, and are required to cause each of our Subsidiaries to, maintain insurance coverage by financially sound and reputable insurance companies in such forms and amounts and against such risks as are customary for companies of established reputation engaged in the same or a similar business (Section 1008).

      Payment of Taxes and Other Claims. We are required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

•	all material taxes, assessments and governmental charges levied or imposed upon us or any of our Subsidiaries or upon our income, profits or property or that of any of our Subsidiaries;

•	all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our Subsidiaries;

provided, however, that we are not required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings so long as appropriate reserves are established therefor in accordance with generally accepted accounting principles (Section 1009).

      Provision of Financial Information. Whether or not EOP Partnership or Equity Office are subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, EOP Partnership and, if any guaranteed debt securities are outstanding, Equity Office are required under the indenture, to the extent permitted under the Exchange Act, to file with the SEC the annual reports, quarterly reports and other documents which they would have been required to file with the SEC pursuant to such Section 13 or 15(d) if they were so subject; such documents to be filed with the SEC on or prior to the respective dates by which they would have been required to file such documents if they were so subject. EOP Partnership and, if any guaranteed debt securities are outstanding, Equity Office will also in any event:

•	within 15 days of each required filing date:

—	transmit by mail to all holders of debt securities, as their names and addresses appear in the security register for the debt securities, without cost to such holders, copies of the annual reports and quarterly reports which they would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if they were subject to such sections; and

—	file with the trustee copies of the annual reports, quarterly reports and other documents which they would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if they were subject to such sections; and

•	if filing such documents with the SEC is not made under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder (Section 1010).

Merger, Consolidation or Sale

      Each of EOP Partnership and Equity Office may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust, provided that:

•	EOP Partnership or Equity Office, in the event guaranteed securities are outstanding, as the case may be, is the continuing entity, or the successor entity or the transferees or assignees of such assets, if other than EOP Partnership or Equity Office, as the case may be, formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets by lease, subject to EOP Partnership’s or Equity Office’s, in the event guaranteed securities are outstanding, continuing obligations set forth in the indenture, or otherwise, either directly or indirectly, shall expressly assume payment of the principal of, and premium or Make-Whole Amount, if any, and interest on all the debt securities issued by EOP Partnership under the indenture, or the obligations of Equity Office under the guarantee, as the case may be, if the debt securities include guaranteed securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of assets shall be a United States entity;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of EOP Partnership or any of its Subsidiaries as a result thereof as having been incurred by

EOP Partnership or such Subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate of EOP Partnership or Equity Office, as applicable, and legal opinion covering such conditions shall be delivered to the trustee (Sections 801 and 803).

Events of Default, Notice and Waiver

      The following events are “events of default” with respect to the debt securities of a series:

•	default by us for 30 days in the payment of any installment of interest or any additional amounts payable on any debt securities of such series;

•	default by us in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any debt securities at their maturity;

•	default by us in the deposit of any sinking fund payment due under the terms of any particular series of debt securities;

•	default by EOP Partnership or Equity Office in the performance, or breach by EOP Partnership or Equity Office, of any of their respective other covenants contained in the indenture; such default having continued for 60 days after written notice as provided pursuant to the indenture;

•	default by us in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled, such default having continued for a period of 10 days after written notice as provided pursuant to the indenture; and

•	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for EOP Partnership or any Significant Subsidiary, as defined in Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as amended, of EOP Partnership or any of their respective property. (Section 501).

      If an event of default under the indenture occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount of all of the debt securities of such series to be due and payable immediately by written notice thereof to EOP Partnership, and to the trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to such debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of such outstanding debt securities may rescind and annul such declaration and its consequences if:

•	we shall have paid or deposited with the trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on such debt securities, plus required fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the nonpayment of accelerated principal of, or specified portion thereof, or premium or Make-Whole Amount, if any, or interest on such debt securities, or additional amounts with respect to such debt securities which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture (Section 502).

      The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on any such debt securities or any additional amounts with respect to any debt security of such series or any related coupon; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

      The trustee will be required to give notice to the holder of debt securities within 90 days of a default under the indenture unless such default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of any default (except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on any debt securities or any additional amounts with respect to any debt security of such series or in the payment of any sinking fund installment in respect of any debt securities) if specified responsible officers of the trustee consider such withholding to be in the interest of such holders (Section 601).

      The indenture provides that no holder of debt securities or related coupon may institute any proceedings, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of a series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and premium or Make-Whole Amount, if any, and interest on, and any additional amounts in respect of, such debt securities at the respective due dates thereof (Section 508).

      Subject to the provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any debt securities then outstanding under the indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee in respect of such debt securities, or of exercising any trust or power conferred upon the trustee in respect of such debt securities and related coupons. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein, but may take any other action deemed proper by the trustee which is not inconsistent with such direction. (Section 512).

      Within 120 days after the close of each fiscal year, EOP Partnership and, if any guaranteed securities are outstanding, Equity Office, must deliver to the trustee a certificate, signed by one of several specified officers of Equity Office, acting for itself and as EOP Partnership’s general partner, stating whether or not such officer has knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

Modification of the Indenture

      Modifications and amendments of the indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series which is affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holders of each such debt security affected thereby:

•	change the stated maturity of the principal of, or premium or Make-Whole Amount, if any, or any installment of principal of or interest on, or any additional amounts with respect to, any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount, payable on redemption of, any such debt security;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of the acceleration of the maturity of such security or the amount thereof that would be payable in bankruptcy, or adversely affect any right of repayment at the option of the holder;

•	change the place of payment, or the coin or currency, for payment of principal of, or premium or Make-Whole Amount, if any, or interest on, or any additional amounts with respect to, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above stated percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with specified provisions thereof or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of some past defaults or some covenants, except to increase the required percentage to effect such action or to provide that specified other provisions may not be modified or waived without the consent of the holders of each such debt security affected thereby (Section 902); or

•	modify or affect the terms and conditions of the obligations of Equity Office in respect of the due and punctual payment of principal of, or any premium or interest on, or any sinking fund requirements or additional amounts with respect to, any guaranteed debt securities.

      A debt security shall be deemed outstanding if it has been authenticated and delivered under the indenture unless, among other things, such debt security has been canceled or redeemed.

      The indenture provides that the holders of not less than a majority in principal amount of outstanding debt securities of a series have the right to waive compliance by EOP Partnership and Equity Office with specified covenants in the indenture in respect of such debt securities (Section 1013). Compliance with the covenants described herein and such additional covenants with respect to the debt securities of a series generally may not be waived by EOP Partnership, Equity Office or the trustee.

      Modifications and amendments of the indenture will be permitted to be made by EOP Partnership, Equity Office and the trustee without the consent of any holder for any of the following purposes:

•	to evidence the succession or addition of another person to EOP Partnership as obligor or Equity Office as guarantor, as applicable, under the indenture;

•	to add to the covenants of EOP Partnership or Equity Office for the benefit of the holders or to surrender any right or power conferred upon EOP Partnership or Equity Office in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change provisions of the indenture relating to bearer securities, to the extent permitted by the indenture;

•	to change or eliminate any provisions of the indenture, provided that any such change or elimination becomes effective only when there is no security outstanding under the indenture of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to permit or facilitate the issuance of debt securities in uncertificated form, provided, that such action shall not adversely affect the interests of the holders in any material respect;

•	to secure the debt securities;

•	to establish the form or terms of additional debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of holders in any material respect; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities under the indenture provided that such action shall not adversely affect the interests of the holders in any material respect (Section 901).

      The indenture contains provisions for convening meetings of the holders of debt securities (Section 1501). A meeting will be permitted to be called at any time by the trustee, and also, upon request, by EOP Partnership or the holders of at least 10% in principal amount of the outstanding debt securities of any series, in any such case upon notice given as provided in the indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by specified modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders entitled to vote a majority in aggregate principal amount of the outstanding debt securities represented at that meeting; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities duly held in accordance with the indenture will be binding on all holders of debt securities of such series, whether or not present or represented at the meeting. The quorum at any meeting of holders of debt securities of a series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum (Section 1504).

      Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance

      We may discharge specified obligations to holders of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal, and premium or Make-Whole Amount, if any, and interest, and any additional amounts with respect thereto, to the date of such deposit, if such debt securities have become due and payable, or to the stated maturity or redemption date, as the case may be (Section 401).

      The indenture provides that, if the provisions of article fourteen of the indenture are made applicable to the debt securities of or within any series under section 301 of the indenture, we may elect either (a) to defease and be discharged from any and all obligations with respect to such debt securities, except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust (“defeasance”) (Section 1402) or (b) to be released from our obligations with respect to the debt securities under the covenants described under “ — Selected Indenture Covenants” above and, if specified in the terms of such series, our obligations with respect to any other covenant (other than covenants relating to the payment of principal, interest, additional amounts or Make-Whole Amounts), and any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities (“covenant defeasance”) (Section 1403), in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable at the stated maturity date of the debt securities, or Government Obligations (as defined below), or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and premium, if any, and interest on the debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

      Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or change in applicable United States Federal income tax law occurring after the date of the indenture (Section 1404).

      “Government Obligations” means securities which are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the

Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

      Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series; (a) the holder of a debt security of such series is entitled to, and does, elect under the indenture or the terms of the debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of the debt security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or the Conversion Event based on the applicable market exchange rate. “Conversion Event” means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country or the confederation which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established.

      If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default resulting from any failure to comply with the covenants described under “ — Selected Indenture Covenants” above with respect to any other covenant as to which there as been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of any such amounts due at the time of acceleration.

      The applicable prospectus supplement may further describe the provision, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Global Securities

      If the applicable prospectus supplement so indicates, the debt securities will be evidenced by one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.

      Holders may hold their interests in any of the global securities directly through DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

      Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through participants, including some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co., as the nominee of DTC, is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of such global security. Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

      Neither we nor the trustee, nor any registrar or paying agent, will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised EOP Partnership that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants whose accounts are credited with DTC interests in a global security.

      DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC holds securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	some of such participants, or their representatives, together with other entities, own DTC; and

•	the rules applicable to DTC and its participants are on file with the SEC.

      Purchases of debt securities under the DTC system must be made by or through participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the participant’s and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but purchasers are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of actual purchasers. Purchasers of debt securities will not receive certificates representing their ownership interests, except if the use of the book-entry system for the debt securities is discontinued.

      The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the participants whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global security.

      Redemption notices shall be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant therein to be redeemed.

      Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

      Principal, Make-Whole Amount and interest payments on the debt securities will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC or EOP Partnership, subject to any statutory or regulation requirements as may be in effect from time to time. Payments of principal, Make-Whole Amount and interest to Cede & Co. is our responsibility, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the debt securities is the responsibility of participants and indirect participants. Neither EOP Partnership nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving us reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the relevant notes will be printed and delivered in exchange for interests in such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for relevant debt securities in authorized denominations registered in such names as DTC shall direct. It is expected that such instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security.

      We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, certificates representing the debt securities will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

DESCRIPTION OF GUARANTEE

      Equity Office may fully and unconditionally guarantee the due and punctual payment of the principal of, and any premium and interest on, one or more series of debt securities, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such guarantee and the indenture. In case of the failure of EOP Partnership punctually to pay any principal, premium or interest on any guaranteed debt security, Equity Office will cause any such payment to be made as it becomes due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise, and as if such payment were made by EOP Partnership. The particular terms of the guarantee, if any, will be set forth in a prospectus supplement relating to the guaranteed debt securities and the applicable form of note.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities. Warrants may be issued independently or together with any other debt securities offered by any prospectus supplement and may be attached to or separate from such debt securities. Each series of warrants will be issued under a separate warrant agreement (each, a warrant agreement), to be entered into between the EOP Partnership and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth some general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

      The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the title, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the warrants;

•	the title, aggregate principal amount and terms of the other debt securities offered thereby with which the warrants are issued and the number of the warrants issued with each such debt security offered thereby;

•	the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

•	the price (which may be expressed as a percentage of the principal amount and may be payable in cash, securities or other property) at which the related debt securities may be purchased upon exercise of the warrants;

•	the date(s) on which or the period(s) during which the right to exercise the warrants will commence and the date on which the right will expire, and any other restriction or limitation relating to the exercise of the warrants;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	a discussion of federal income tax considerations, if any;

•	whether the debt securities issuable upon exercise of the warrants will be guaranteed by Equity Office; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

      EOP Partnership and Equity Office, if a guarantee is furnished, may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

      EOP Partnership and Equity Office, if a guarantee is furnished, may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices for cash or assets in transactions that do not constitute a business combination within the meaning of Rule 145 promulgated under the Securities Act. EOP Partnership and Equity Office, if a guarantee is furnished, also may offer and sell debt securities upon the exercise of warrants. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers from whom they may act as agent.

      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities and any guarantees, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specified civil liabilities, including liabilities under the Securities Act of 1933, as amended.

      If so indicated in the applicable prospectus supplement, EOP Partnership and Equity Office, if applicable, will authorize dealers acting as their agents to solicit offers by specified institutions to purchase securities from them at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts, or contracts, providing for payment and delivery on the date or dates stated in such prospectus supplement. Each such contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to such contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Such contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by contracts.

      Some of the underwriters and their affiliates may engage in transactions with and perform services for EOP Partnership and Equity Office and their subsidiaries in the ordinary course of business.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of each of Equity Office and EOP Partnership included in their respective Annual Reports on Form 10-K/A for the year ended December 31, 2000, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. The consolidated financial statements and schedule of each of Equity Office and EOP Partnership are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

      The legality of the securities will be passed upon for EOP Partnership and Equity Office by Hogan & Hartson L.L.P.